EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its First Quarter Ended December 31, 2019

MCLEAN, Va., Feb. 05, 2020 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2019.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investor relations section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2019	September 30, 2019	Change	% Change

Total investment income	$12,159	$12,718	$(559)	(4.4)%
Total expenses, net of credits	(5,742)	(6,354)	612	(9.6)
Net investment income	6,417	6,364	53	0.8
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized gain (loss)	(5,841)	8,980	(14,821)	(165.0)
Net unrealized appreciation (depreciation)	122	(9,953)	10,075	(101.2)
Net increase (decrease) in net assets resulting from operations	698	5,391	(4,693)	(87.1)

Weighted average yield on interest-bearing investments	11.3%	12.5%	(1.2)%	(9.6)
Total invested	$42,535	$24,743	$17,792	71.9
Total repayments and net proceeds	12,631	28,827	(16,196)	(56.2)

As of:	December 31, 2019	September 30, 2019	Change	% Change

Total investments, at fair value	$429,008	$402,875	$26,133	6.5%
Fair value, as a percent of cost	94.4%	94.0%	0.4%	0.4
Net asset value per common share	$8.08	$8.22	$(0.14)	(1.7)

First Fiscal Quarter 2020 Highlights:

  Portfolio Activity: Invested $38.0 million in two new portfolio companies and $4.5 million in existing portfolio companies. Received $12.6 million in repayments and net proceeds.
  Debt Issuance: Completed a public debt offering of $38.8 million 5.375% Notes due 2024, inclusive of the overallotment, for net proceeds of approximately $37.5 million.
  Equity Issuance: Issued 705,031 shares of common stock at a weighted-average price of $10.37 per share, or 128% of NAV, through our at-the-market program, generating net proceeds of $7.2 million.
  Distributions and Dividends: Maintained our monthly common stock distribution of $0.07 per share.

First Fiscal Quarter 2020 Results:

Interest income decreased by $0.4 million, or 3.1%, driven primarily by the collection of past-due interest totaling $0.9 million upon the exit of one portfolio company in the prior quarter. Excluding the impact of the prior quarter exit, interest income increased by $0.5 million since the prior quarter, driven mainly by an increase in the weighted average principal balance of our interest-bearing investment portfolio, which was $401.4 million for the three months ended December 31, 2019, compared to $375.8 million for the three months ended September 30, 2019, an increase of $25.6 million, or 6.8%. Other income decreased by $0.2 million, or 21.9%, quarter over quarter primarily due to a decrease in success fees received. Total expenses decreased by 9.6% quarter over quarter, primarily due to an $0.8 million decrease in dividend expense on mandatorily redeemable preferred stock and a $0.4 million increase in the incentive fee credit granted by the Adviser, partially offset by a $0.5 million increase in interest expense on long term debt.

Net Investment Income for the quarter ended December 31, 2019 was $6.4 million, an increase of 0.8% as compared to the prior quarter, or $0.21 per share.

The Net Increase in Net Assets Resulting from Operations was $0.7 million, or $0.02 per share for the quarter ended December 31, 2019, compared to $5.4 million, or $0.18 per share, for the quarter ended September 30, 2019. The current quarter decrease was driven by $4.3 million in net portfolio depreciation and a $1.4 million loss on extinguishment of debt recognized in connection with the voluntary redemption of our Series 2024 Term Preferred Stock in October 2019.

Subsequent Events:  Subsequent to December 31, 2019, the following significant events occurred:

· Portfolio Activity:

  In January 2020, we invested an additional $5.5 million in Lignetics, Inc., an existing portfolio company, through a combination of secured second lien debt and preferred equity.
  In January 2020, we invested an additional $3.0 million in Edge Adhesives Holdings, Inc., an existing portfolio company, in the form of preferred equity.
  In January 2020, we sold our investment in The Mochi Ice Cream Company, which resulted in a realized gain of approximately $2.5 million. In connection with the sale, we received net cash proceeds of approximately $9.7 million, including the repayment of our debt investment of $6.8 million at par.
  In January 2020, we exited our investment in Meridian Rack & Pinion, Inc., with a fair value of $0 as of December 31, 2019 and recorded a realized loss of $5.6 million.

· Distributions and Dividends Declared: In January 2020, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
January 24, 2020	January 31, 2020	$0.07
February 19, 2020	February 28, 2020	0.07
March 20, 2020	March 31, 2020	0.07
	Total for the Quarter	$0.21

Comments from Gladstone Capital’s President, Bob Marcotte: “We started fiscal 2020 on a strong note with a healthy level of net originations and a reduction in our financing costs on the quarter which combined to lift our core net interest income despite the pressure associated with the decline in LIBOR.  Today, our modest leverage and the added flexibility of BDC leverage relief (with the recent preferred stock redemption), afford us the opportunity to continue to grow our investment portfolio and lift our net interest earnings in the coming quarters to enhance the returns to our shareholders.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, February 6, 2020, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 13, 2020.  To hear the replay, please dial (855) 859-2056 and use conference number 3294474.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through April 6, 2020.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 204 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2019, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.